Exhibit 10.13

NON-QUALIFIED STOCK OPTION AGREEMENT

Name of Optionee:	Steven A. Bourne

No. of Option Shares:	50,000

Option Exercise Price per Share:	$2.11

Grant Date:	May 2, 2014

Expiration Date:	May 1, 2024

Clarus Therapeutics, Inc. (the “Company”) hereby grants to the Optionee named above an option (the “Stock Option”) to purchase on or prior to the Expiration Date specified above all or part of the number of shares of Common Stock, par value $0.001 per share (the “Stock”), of the Company specified above at the Option Exercise Price per Share specified above, subject to the terms and conditions set forth herein.  This Stock Option is not intended to be an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).  This Stock Option is intended to constitute a non-qualified deferred compensation arrangement that complies with the requirements of Section 409A of the Code.

1.                                      Definitions.  For the purposes of this Agreement, the following terms shall have the following respective meanings:

(a)                                 “Board” means the Board of Directors of the Company.

(b)                                 “Committee” means the Compensation Committee of the Board.

(c)                                  “Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Committee; provided, however, that if the Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market or another national securities exchange, the determination shall be made by reference to market quotations.  If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations; provided further, however, that if the date for which Fair Market Value is determined is the first day when trading prices for the Stock are reported on a national securities exchange, the Fair Market Value shall be the “Price to the

Public” (or equivalent) set forth on the cover page for the final prospectus relating to the Company’s Initial Public Offering.

(d)                                 “Initial Public Offering” means the consummation of the first underwritten, firm commitment public offering pursuant to an effective registration statement under the Act covering the offer and sale by the Company of its equity securities, or such other event as a result of or following which the Stock shall be publicly held.

(e)                                  “Sale Event” means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

(f)                                   “Sale Price” means the value as determined by the Committee or the Board of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event

(g)                                  “Separation from Service” means the Optionee’s “separation from service” from the Company, an affiliate of the Company or a successor entity within the meaning set forth in Section 409A of the Code, determined in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(h)                                 “Stockholders Agreement” means that certain Second Amended and Restated Stockholders Agreement, dated as of September 9, 2011, by and among the Company and stockholders identified therein, as amended from time to time.

(i)                                     “Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.

2.                                      Vesting and Exercisability Schedules.

(a)                                 Vesting Schedule.  Except as set forth below, and subject to the discretion of the Committee to accelerate the vesting schedule hereunder, this Stock Option shall become vested with respect to the following number of Option Shares on the dates indicated so long as Optionee remains an employee of the Company or a Subsidiary on such dates:

Incremental Number of Option Shares Vesting	Vesting Date

12,500 (25%)	April 30, 2015

1,042 (2.084%)	May 1, 2015
1,042 (2.084%)	June 1, 2015
1,042 (2.084%)	July 1, 2015
1,042 (2.084%)	August 1, 2015
1,042 (2.084%)	September 1, 2015
1,042 (2.084%)	October 1, 2015
1,042 (2.084%)	November 1, 2015
1,042 (2.084%)	December 1, 2015
1,042 (2.084%)	January 1, 2016
1,042 (2.084%)	February 1, 2016
1,042 (2.084%)	March 1, 2016
1,042 (2.084%)	April 1, 2016
1,042 (2.084%)	May 1, 2016
1,042 (2.084%)	June 1, 2016
1,042 (2.084%)	July 1, 2016
1,042 (2.084%)	August 1, 2016
1,042 (2.084%)	September 1, 2016
1,042 (2.084%)	October 1, 2016
1,042 (2.084%)	November 1, 2016
1,042 (2.084%)	December 1, 2016
1,042 (2.084%)	January 1, 2017
1,042 (2.084%)	February 1, 2017
1,042 (2.084%)	March 1, 2017
1,042 (2.084%)	April 1, 2017
1,042 (2.084%)	May 1, 2017
1,042 (2.084%)	June 1, 2017
1,042 (2.084%)	July 1, 2017
1,042 (2.084%)	August 1, 2017
1,042 (2.084%)	September 1, 2017
1,042 (2.084%)	October 1, 2017
1,042 (2.084%)	November 1, 2017
1,042 (2.084%)	December 1, 2017
1,042 (2.084%)	January 1, 2018
1,042 (2.084%)	February 1, 2018
1,042 (2.084%)	March 1, 2018
1,030 (2.060%)	April 1, 2018

Notwithstanding the foregoing,  if a Sale Event occurs while the Optionee is employed by the Company or a Subsidiary, 100% of the unvested Option Shares shall immediately vest.  The number of Option Shares subject to vesting will be appropriately adjusted in accordance with the principles set forth in Section 7.

(b)                                 Exercisability Schedule.  Subject to Sections 8 and 11 below, the Optionee may only exercise the vested portion of this Option during the applicable period specified on Exhibit A with respect to the vested portion of the Option specified thereon.  Notwithstanding the foregoing, (i) upon the Optionee’s death, the vested and unexercised portion of the Option shall be exercised for 100% of the underlying Option Shares (excluding any Option Shares that are not vested) and (ii) upon the Optionee’s Separation from Service for any reason other than death, the Option shall be exercised with respect to the following Option Shares: (1) 10% of the Option Shares (rounded down to the nearest whole number) from the 2017 First Tranche (as defined on Exhibit A); (2) 10% of the Option Shares (rounded down to the nearest whole number) from the 2017 Second Tranche (as defined on Exhibit A); (3) 25% of the Option Shares (rounded down to the nearest whole number) from the 2018 Tranche (as defined on Exhibit A); and (4) 25% of the Option Shares (rounded down to the nearest whole number) from the 2019 Tranche (as defined on Exhibit A); in each case, provided that the Option is vested and unexercised with respect to such Option Shares; provided further that the remaining vested portions of the Option that are not exercised on the date of such Separation from Service pursuant to this clause (ii) shall be exercisable during the applicable period specified on Exhibit A as if no such Separation from Service had occurred.

3.                                      Manner of Exercise.

(a)                                 The Optionee may exercise the vested portion of this Stock Option in accordance with the schedule set forth in Section 2(b) by written notice to the Committee of his or her election to purchase some or all of the Option Shares purchasable at the time of such notice.  This notice shall specify the number of Option Shares to be purchased.

Payment of the purchase price for the Option Shares may be made by one or more of the following methods:  (i) in cash, by certified or bank check or other instrument acceptable to the Committee; (ii) through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the Optionee on the open market or that are beneficially owned by the Optionee and are not then subject to any restrictions under any Company plan and that otherwise satisfy any holding periods as may be required by the Committee; (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure; or (iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; or (v) a combination of (i), (ii), (iii) and (iv) above.  Payment instruments will be received subject to collection.

The transfer to the Optionee on the records of the Company or of the transfer agent of the Option Shares will be contingent upon (i) the Company’s receipt from the Optionee of the full purchase price for the Option Shares, as set forth above, (ii) the fulfillment of any other requirements contained herein or in any other agreement or provision of laws and (iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Stock to be purchased pursuant to the exercise this Stock Option and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations.  In the event the Optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the Optionee upon the exercise of the Stock Option shall be net of the Shares attested to.

(b)                                 The shares of Stock purchased upon exercise of this Stock Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such transfer and with the requirements hereof.  The determination of the Committee as to such compliance shall be final and binding on the Optionee.  The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the shares to the Optionee, and the Optionee’s name shall have been entered as the stockholder of record on the books of the Company.  Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Stock.

(c)                                  Notwithstanding any other provision hereof, no portion of this Stock Option shall be exercisable after the Expiration Date hereof.

4.                                      Termination of Employment for Cause.  If the Optionee’s employment by the Company or a Subsidiary is terminated for Cause, any portion of this Stock Option outstanding on such date shall terminate immediately and be of no further force and effect.  For purposes hereof, “Cause” shall mean (i) conduct by the Optionee in connection with his service to the Company that is fraudulent, unlawful or grossly negligent; (ii) the Optionee’s material breach of his material responsibilities to the Company or his willful failure to comply with reasonable and lawful directives of the Company’s Chief Executive Officer; (iii) breach by the Optionee of his representations, warranties, covenants and/or obligations under the Option’s employment agreement; (iv) material misconduct by the Optionee which materially and demonstrably discredits or damages the Company, and/or (v) nonperformance of the Optionee’s material duties or responsibilities to the Company as determined in good faith by the Company after written notice to the Optionee and a thirty-day opportunity to cure.  If the Optionee’s employment by the Company or a Subsidiary terminates for any other reason, the vested portion of this Stock Option shall be exercised in accordance with Section 2(b).

5.                                      Transferability.  This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.  This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee in accordance with the schedule set forth in Section 2(b) or as otherwise permitted by Section 409A of the Code.

6.                                      Tax Withholding.  The Optionee shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event.  The Company shall have the authority to cause the minimum required tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Optionee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the minimum withholding amount due.

7.                                      Changes in Stock.  If, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Committee shall make an appropriate or proportionate adjustment in the number and kind of shares of Stock subject to this Stock Option and the exercise price for each share of Stock subject to this Stock Option, without changing the aggregate exercise price.  The Committee shall also make equitable or proportionate adjustments in the number of shares subject to this Stock Option and the exercise price and the terms of this Stock Option to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event.  The adjustment by the Committee shall be final, binding and conclusive.  No fractional shares of Stock shall be issued resulting from any such adjustment, but the Committee shall make a cash payment in lieu of fractional shares.

8.                                      Mergers and Other Transactions.  In connection with a Sale Event that constitutes a “change in the ownership” of the Company (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)) or a “change in ownership of a substantial portion of the assets” of the Company (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)), the Optionee shall be deemed to exercise this Stock Option in full by means of “net exercise” pursuant to Section 3(a)(iv) hereof immediately prior to the consummation of such Sale Event to the extent it is “in-the-money” and shall be entitled to receive the same type and amount of proceeds payable to each of the other shareholders of the Company in connection with such Sale Event, on a per-share basis, for each share of Stock issuable upon the deemed exercise of this Stock Option.  Any portion of such payment that is subject to any escrow, holdback or similar arrangement pursuant to the terms of such Sale Event shall be paid in accordance with the requirements of Treasury Regulation Section 1.409A-3(i)(5)(iv) and shall otherwise be made in a manner in that is compliant with, or exempt from, Section 409A of the Code; provided that if such payment(s) cannot otherwise be made in compliance with this sentence, then such payment(s) shall be made without regard to any such escrow, holdback or similar arrangement.  If the Stock Option is not “in-the-money” upon the consummation of a Sale Event described in this Section 8, it shall be terminated automatically without payment to the Optionee.

9.                                      Stockholders Agreement. Until the Initial Public Offering, the Optionee, as a condition of receipt of this Stock Option, shall, upon the exercise of this Stock Option, agree in writing to be bound by the terms of the Stockholders Agreement.

10.                               No Obligation to Continue Employment.  Neither the Company nor any Subsidiary is obligated by or as a result of this Agreement to continue the Optionee in employment and this Agreement shall not interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Optionee at any time.

11.                               Section 409A.  The parties intend that this Agreement will be administered so that all amounts and benefits payable hereunder shall be paid or provided in a manner that is compliant with Section 409A of the Code, and the parties hereby agree that all amounts and benefits payable under this Agreement are compliant with Section 409A of the Code.  The parties agree not to take any position inconsistent with the preceding sentence for any reporting purposes, whether internal or external, and to cause their affiliates, agents, successors and assigns not to take any such inconsistent position.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner as to comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party; provided that no such amendment may decrease the economic benefit to the Executive without the Executive’s prior written consent.  If, and only if, the Optionee is a “specified employee” (as defined in Section 409A of the Code) and the exercise of any portion of the Option would be subject to additional tax under Section 409A if any such portion of the Option were exercised within six months after the Optionee’s Separation from Service, then any such portion of the Option shall not be exercisable during the six-month period immediately following the Optionee’s Separation from Service, except as provided in the immediately following sentence. In such an event, any such portion of the Option that otherwise would have been exercised during such six-month period and that would have incurred such additional tax under Section 409A of the Code shall instead be exercised on the first day of the seventh month following the date of the Optionee’s Separation from Service or, if earlier, within ten days following the date of the Optionee’s death.

12.                               Integration.  This Agreement constitutes the entire agreement between the parties with respect to this Stock Option and supersedes all prior agreements and discussions between the parties concerning such subject matter.

13.                               Data Privacy Consent.  In order to administer this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of this Agreement (the “Relevant Information”).  By entering into this Agreement, the Optionee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Optionee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate.  The Optionee shall have access to, and the right to change, the Relevant Information.  Relevant Information will only be used in accordance with applicable law.

14.                               Notices.  Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

CLARUS THERAPEUTICS, INC.

By:	/s/ Robert E. Dudley
Title: President and Chief Executive Officer

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.  Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Optionee (including through an online acceptance process) is acceptable.

Dated:	May 2, 2014	/s/ Steven A. Bourne
Optionee’s Signature

Optionee’s name and address:

Steven A. Bourne

1673 W. Edgewater Lane

Palatine, IL 60067

Exhibit A

Exercise Periods

Except as otherwise provided in the Agreement:

1.              With respect to all or any portion of the 12,500 Option Shares (as adjusted under Section 7, if applicable) for which the Option vests on April 30, 2015, the Option shall be exercisable for such Option Shares only during the period commencing on January 1, 2017 and ending on December 31, 2017 (the “First 2017 Tranche”).

2.              With respect to all or any portion of the 12,500 Option Shares (as adjusted under Section 7, if applicable) for which the Option vests during the period beginning on May 1, 2015 and ending on April 1, 2016, the Option shall be exercisable for such Option Shares only during the period commencing on January 1, 2017 and ending on December 31, 2017 (the “Second 2017 Tranche”).

3.              With respect to all or any portion of the 12,500 Option Shares (as adjusted under Section 7, if applicable) for which the Option vests during the period beginning on May 1, 2016 and ending on April 1, 2017, the Option shall be exercisable for such Option Shares only during the period commencing on January 1, 2018 and ending on December 31, 2018 (the “2018 Tranche”).

4.              With respect to all or any portion of the 12,500 Option Shares (as adjusted under Section 7, if applicable) for which the Option vests during the period beginning on May 1, 2017 and ending on April 1, 2018, the Option shall be exercisable for such Option Shares only during the period commencing on January 1, 2019 and ending on December 31, 2019 (the “2019 Tranche”).